Exhibit 99.1

GD Culture Group Limited Announces $300 Million Funding Commitment to Build Cryptocurrency Reserve of Bitcoin and Trump Coin

NEW YORK, May 12, 2025 (GLOBE NEWSWIRE) -- GD Culture Group Limited (“GDC” or the “Company”) (Nasdaq: GDC), and its subsidiary, AI Catalysis Corp. (“AI Catalysis”), today announced that it has entered into a Common Stock Purchase Agreement (the “Agreement”) with an accredited investor (an “Investor”), a British Virgin Island limited liability company, providing for the sale by the Company of up to $300 million of its common stock.

Proceeds from the facility will be used to support the Company’s crypto asset treasury strategy, including the purchase of Bitcoin (“BTC”) and OFFICIAL TRUMP (“TRUMP”). Under this initiative, and subject to certain limitations, GDC intends to allocate a significant portion of the proceeds from any share sales under the facility to the acquisition, long-term holding, and integration of crypto assets into its core treasury operations. This strategic move reflects the Company’s commitment to and confidence in the ongoing decentralization transformation.

Through the adoption of this crypto asset treasury strategy, GDC aims to enhance its balance sheet with high-performance, scalable digital assets while aligning itself with the expanding decentralized finance (DeFi) ecosystem.

Mr. Xiaojian Wang, Chairman and Chief Executive Officer of the Company, commented: “GDC’s adoption of crypto assets as treasury reserve holdings is a deliberate strategy that reflects both current industry trends and our unique strengths in digital technologies and the livestreaming e-commerce ecosystem. Our substantial partnership with the Investor provides strong momentum for this initiative, reinforcing our leadership in pursuing growth opportunities and embracing blockchain-driven industrial transformation. We believe our forward-looking strategy will further strengthen our financial foundation and drive long-term value creation for our shareholders as decentralized finance continues to evolve.”

About GD Culture Group Limited

GD Culture Group Limited (the “Company”) (Nasdaq: GDC), is a Nevada company currently conducting business mainly through its subsidiaries, AI Catalysis Corp. (“AI Catalysis”) and Shanghai Xianzhui Technology Co, Ltd. The company plans to enter into the livestreaming market with focus on e-commerce through its wholly owned U.S. subsidiary, AI Catalysis, a Nevada corporation incorporated in May 2023. The Company’s main businesses include AI-driven digital human technology, live-streaming e-commerce business. For more information, please visit the Company's website at https://www.gdculturegroup.com/.

For more information, please contact:

GD Culture Group Limited

Investor Relations Department

Email: ir@gdculturegroup.com

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com